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Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Newhi, Inc. (WA)
        Montanore Mineral Corporation (DE)
        Montanore Corporation (DE)

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  Exhibit 21
SUBSIDIARIES OF THE REGISTRANT